UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                             Commission File Number  0-18294
                                                     ---------------------------

                        METRIC INCOME TRUST SERIES, INC.
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             (Exact name of registrant as specified in its charter)


         One California Street, San Francisco, CA 94111; (415) 678-2000
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                                  Common Stock
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            (Title of each class of securities covered by this Form)

                                 Not Applicable
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  _x_             Rule 12h-3(b)(1)(i)    _x_

        Rule 12g-4(a)(1)(ii) ___             Rule 12h-3(b)(1)(ii)   ___

        Rule 12g-4(a)(2)(i)  ___             Rule 12h-3(b)(2)(i)    ___

        Rule 12g-4(a)(2)(ii) ___             Rule 12h-3(b)(2)(ii)   ___

                                             Rule 15d-6             ___



Approximate  number of holders of record as of the certification or notice date:
                                     - 0 -
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Pursuant  to the  requirements  of the  Securities  Exchange  Act of 1934 Metric
Income Trust Series, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 29, 1999  By: /s/ Herman H. Howerton
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                             Herman H. Howerton, VP, General Counsel & Secretary


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.